Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MGIC INVESTMENT CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	39-1486475
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
250 East Kilbourn Avenue, Milwaukee, Wisconsin	53202
(Address of principal executive offices)	(Zip Code)

MGIC Investment Corporation 2002 Stock Incentive Plan

Jeffrey H. Lane Senior Vice President, General Counsel and Secretary MGIC Investment Corporation 250 East Kilbourn Avenue Milwaukee, Wisconsin 53202 (414) 347-6406
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock,
$1.00 par value	3,500,000	$61.91(1)	$216,685,000(1)	$25,504

Common Share
Purchase Rights	3,500,000	(2)	(2)	(2)

(1)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on March 28, 2005.

(2)	The value attributable to the Common Share Purchase Rights is reflected in the market price of the Common Stock to which the Rights are attached.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus referred to herein also relates to the Form S-8 Registration Statements (Registration Nos. 33-79430, 33-43543, 333-56346 and 333-101621).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

        The following documents filed by MGIC Investment Corporation (the “Company”) with the Commission are hereby incorporated herein by reference:

        1.       The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

        2.       The description of the Company’s Common Stock contained in Item 1 of the Company’s Registration Statement on Form 8-A, dated July 25, 1991, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1933, as amended, and any amendments or reports filed for the purpose of updating such description.

        3.       The description of the Company’s Common Share Purchase Rights contained in Item 1 of the Company’s Registration Statement on Form 8-A, dated July 27, 1999, as amended by Forms 8-A/A, dated October 29, 2002 and May 14, 2004, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1933, as amended, and any amendments or reports filed for the purpose of updating such description.

        4.       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining to be sold.

        A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.   Interests of Named Experts and Counsel.

        Not applicable.

Item 6.   Indemnification of Directors and Officers.

        Pursuant to the Wisconsin Business Corporation Law and the Company’s by-laws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof unless it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareowners in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareowners or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

        The indemnification provided by the Wisconsin Business Corporation Law and the Company’s by-laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

        The Company maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

Item 7.   Exemption from Registration Claimed.

        Not applicable.

Item 8.   Exhibits.

        The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.   Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(c)	Statement Required in Connection with Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, and State of Wisconsin, on this 1st day of April, 2005.

MGIC INVESTMENT CORPORATION
By:	/s/ Jeffrey H. Lane
Jeffrey H. Lane Senior Vice President, General Counsel and Secretary

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        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by or on behalf of the following persons in their indicated capacities, all as of April 1, 2005.

Signature	Title
/s/ Curt S. Culver	President and Chief Executive Officer and Director
Curt S. Culver	(Principal Executive Officer)
/s/ J. Michael Lauer	Executive Vice President and Chief Financial Officer
J. Michael Lauer	(Principal Financial Officer)
/s/ Joseph J. Komanecki	Senior Vice President, Controller and Chief Accounting Officer
Joseph J. Komanecki	(Principal Accounting Officer)
*
James A. Abbott	Director
*
Mary K. Bush	Director
*
Karl E. Case	Director
*
David S. Engelman	Director
*
Thomas M. Hagerty	Director
*
Kenneth M. Jastrow, II	Director
*
Daniel P. Kearney	Director
*
Michael E. Lehman	Director
*
William A. McIntosh	Director
*
Leslie M. Muma	Director

By:	/s/ Jeffrey H. Lane
Jeffrey H. Lane Attorney-in-Fact

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EXHIBIT INDEX

MGIC INVESTMENT CORPORATION
2002 STOCK INCENTIVE PLAN

Exhibit No.	Exhibit

(4.1)	MGIC Investment Corporation 2002 Stock Incentive Plan, as amended [Incorporated by reference to Exhibit A to the Company’s Proxy Statement dated March 18, 2002 in connection with its Annual Meeting of Shareholders held on May 2, 2002 (File No. 1-10816)]

(4.2)	Rights Agreement, dated as of July 22, 1999, between MGIC Investment Corporation and Wells Fargo Bank Minnesota, National Association, as successor Rights Agent to Firstar Bank Milwaukee, N.A., now known as U.S. Bank National Association [Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed July 27, 1999 (File No. 1-10816)]

(4.3)	First Amendment to Rights Agreement, dated as of October 28, 2002 between MGIC Investment Corporation and U.S. Bank National Association [Incorporated by reference to Exhibit 4.2 to the Company’s Form 8-A/A, Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed on October 29, 2002 (File No. 1-10816)]

(4.4)	Second Amendment to Rights Agreement, dated as of October 28, 2002, between MGIC Investment Corporation and Wells Fargo Bank Minnesota, National Association (as successor Rights Agent to U.S. Bank National Association) [Incorporated by reference to Exhibit 4.3 to the Company’s Form 8-A/A, Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed on October 29, 2002 (File No. 1-10816)]

(4.5)	Third Amendment to Rights Agreement, dated as of May 14, 2004, between MGIC Investment Corporation and Wells Fargo Bank Minnesota, National Association [Incorporated by reference to Exhibit 4.4 to the Company’s Form 8-A/A, Amendment No. 2 to the Company’s Registration Statement on Form 8-A filed on May 14, 2004 (File No. 1-10816)]

(5)	Opinion of Joseph J. Ziino, Jr.

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(10.1)	Form of Stock Option Agreement under 2002 Stock Incentive Plan [Incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-10816)]

(10.1.1)	Form of Incorporated Terms to Stock Option Agreement under 2002 Stock Incentive Plan [Incorporated by reference to Exhibit 10.1.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-10816)]

(10.2)	Form of Restricted Stock Agreement under 2002 Stock Incentive Plan [Incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-10816)]

(10.2.1)	Form of Incorporated Terms to Restricted Stock Agreement under 2002 Stock Incentive Plan [Incorporated by reference to Exhibit 10.2.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-10816)]

(10.2.2)	Form of Restricted Stock and Restricted Stock Unit Agreement under 2002 Stock Incentive Plan [Incorporated by reference to Exhibit 10.2.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 1-10816)]

(10.2.3)	Form of Incorporated Terms to Restricted Stock and Restricted Stock Unit Agreement under 2002 Stock Incentive Plan [Incorporated by reference to Exhibit 10.2.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 1-10816)]

(10.2.4)	Form of Restricted Stock and Restricted Stock Unit Agreement (for Directors) [Incorporated by reference to Exhibit 10.2.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 1-10816)]

(10.2.5)	Form of Incorporated Terms to Restricted Stock and Restricted Stock Unit Agreement [Incorporated by reference to Exhibit 10.2.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 1-10816)]

(23.1)	Consent of PricewaterhouseCoopers LLP

(23.2)	Consent of Joseph J. Ziino, Jr. (contained in Exhibit 5 hereto)

(24)	Powers of Attorney relating to this filing and subsequent amendments

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